                                               Filed pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT                          Registration No. 333-94963
(TO PROSPECTUS DATED JANUARY 28, 2000)

                                 300,000 SHARES

                              MADGE NETWORKS N.V.
                                 COMMON SHARES

                            ------------------------

     All of the common shares offered by this prospectus supplement are being sold by us. Chase H&Q is acting as Placement Agent for the sale of these shares.

     Our common shares trade on the Nasdaq National Market under the symbol "MADGF". The closing price of our common shares on the Nasdaq National Market on February 17, 2000 was $12.25.

                            ------------------------

     INVESTING IN THE SECURITIES WE ARE OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS DATED JANUARY 28, 2000.

     On February 17, 2000, we sold an aggregate of 300,000 common shares at prices ranging from $11.625 to $12.25 per share and paid Chase H&Q aggregate commissions on these sales of 2.5% of the purchase price or $87,750.

                            ------------------------

                                                                  TOTAL
                                                                  -----
Public offering price.......................................  $3,510,000.00
Placement agent commissions.................................  $   87,750.00
Proceeds to Madge, before expenses..........................  $3,422,250.00

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect delivery of the common shares to be made on or about February 23, 2000, against payment in immediately available funds.

     We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                            ------------------------

                                   CHASE H&Q
                                PLACEMENT AGENT

                 Prospectus Supplement dated February 18, 2000